Exhibit 99.1

FOR IMMEDIATE RELEASE
NEWS
FROM

CONTACTS:	Bank Mutual Corporation
Michael T. Crowley, Jr.
Chairman, President, and Chief Executive Officer
or
Michael W. Dosland
Senior Vice President and Chief Financial Officer
(414) 354-1500

BANK MUTUAL CORPORATION REPORTS EARNINGS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009,

AND THE THIRD QUARTER OF 2009

Milwaukee, Wisconsin
October 20, 2009

Bank Mutual Corporation (NASDAQ: BKMU) reported net income for the nine months ended September 30, 2009, of $12.2 million or $0.26 per diluted share compared to $11.0 million or $0.23 per diluted share in the same period last year.   Net income for the third quarter of 2009 was $1.2 million or $0.03 per diluted share compared to $1.6 million or $0.03 per diluted share in the same quarter last year.  Results for the nine months ended September 30, 2009, were negatively impacted by a $1.6 million non-recurring special assessment from the Federal Deposit Insurance Corporation (“FDIC”) that was recorded in the second quarter.   The after tax impact of this special assessment was approximately $930,000 or $0.02 per diluted share.

CORPORATE HEADQUARTERS
4949 West Brown Deer Road • P.O. Box 245034 • Milwaukee, Wisconsin 53224-9534 • Telephone 414-354-1500

Net income for the nine months ended September 30, 2009 and 2008, represented a return on average assets (“ROA”) of 0.47% and 0.41%, respectively, and a return on average equity (“ROE”) of 4.05% and 3.51%, respectively.    For the third quarters, net income represented an ROA of 0.14% and 0.18% in 2009 and 2008, respectively, and an ROE of 1.23% and 1.61% in the same periods, respectively.

Michael T. Crowley, Jr., Chairman, President, and Chief Executive Officer of Bank Mutual Corporation (“Bank Mutual”) commented, “Our third quarter performance was affected by deterioration in the value of certain commercial and investment real estate properties that secure several of our loans.  Although the impact this development had on our earnings is a disappointment to us, we are very pleased that our level of non-performing loans did not increase during the quarter.”  Mr. Crowley added, “We are also pleased that our year-to-date earnings continue to exceed the previous year’s results in what has proven to be a very difficult operating environment for financial institutions.”

Net interest income for the nine months ended September 30, 2009, declined by $1.3 million or 2.5% compared to the same period in 2008.   This decline was primarily attributable to a $69.9 million or 2.1% decrease in average earning assets that was only partially offset by an eight basis point improvement in interest rate spread between the nine month periods.  On a quarterly basis, net interest income declined by $3.3 million or 17.5% in the current year compared to the same quarter in 2008.  This decline was principally the result of a $121.6 million or 3.6% decrease in average earning assets, as well as a 26 basis point decrease in interest rate spread.

During 2009 Bank Mutual has experienced increased levels of liquidity due to reduced loan demand and increased repayment activity in its loan and securities portfolios.  These developments were attributable to a general deterioration in economic conditions, as well as a historically low interest rate environment that has resulted in increased refinancing of adjustable-rate residential and home equity loans into fixed-rate residential loans, which Bank Mutual typically sells in the secondary market.  In an effort to reduce its exposure to the negative effects of higher interest rates in the future, Bank Mutual has reinvested cash flows from these sources in variable-rate or medium-term securities.  Such investments typically have lower yields than longer-term, fixed-rate loans and securities.   As a result of these developments, Bank Mutual expects that its interest rate spread may continue to decline in the near term.  Bank Mutual has also managed its liquidity position in recent periods by reducing the rates it offers on its certificates of deposit and certain other deposit accounts.  This has resulted in a 63 basis point decline in the weighted average cost of deposits and a $42.7 million or 2.0% decrease in deposit liabilities during the nine months ended September 30, 2009.  Management expects this trend to continue in the near term.

Also affecting the comparison of net interest income between the nine month periods ended September 30, 2009 and 2008, was a decline in the ratio of average earning assets to average interest-bearing liabilities.  The decline in this ratio was principally the result of Bank Mutual’s stock repurchases, which were funded by cash flows from increases in interest-bearing liabilities, decreases in earning assets, or a combination of the two.   The comparison of diluted earnings per share between the 2009 and 2008 periods has been positively affected by Bank Mutual’s stock repurchase program.   Due principally to such repurchases, the weighted average number of diluted shares outstanding declined by 2.8% during the nine months ended September 30, 2009, compared to the same period in 2008.  Bank Mutual regularly reviews its capital position, market conditions, and the cost of funds to determine whether share repurchases are appropriate.

Bank Mutual’s provision for loan losses was $5.2 million in the quarter just ended compared to $1.1 million in the same period last year.  During the third quarter of 2009 Bank Mutual recorded a $1.9 million loss provision against a $4.5 million loan secured by a multi-tenant office building that defaulted during the quarter and which management determined was collateral dependant.  The loss was based on an independent appraisal.  In addition, Bank Mutual recorded a $0.9 million loss provision against a $9.1 million loan secured by a completed condominium development project.  This loss was based on an updated independent appraisal management received during the quarter and was in addition to $1.3 million that had been established against this loan in the first quarter of 2009.  Bank Mutual also recorded a $1.3 million provision against this loan in 2008.  During the quarter just ended Bank Mutual transferred this loan to foreclosed real estate, net of its entire loss allowance of $3.4 million, which was charged off.  Foreclosed real estate is a component of other assets in the statement of financial condition.

In addition to these developments, during the third quarter of 2009 Bank Mutual recorded $2.3 million in loss provisions against three loans to unrelated borrowers that had an aggregate balance of $5.3 million.  These loans, which are secured by office and retail buildings, were also determined by management to be collateral dependent during the third quarter.  The losses were based on updated independent appraisals that management received during the quarter.  One of these loans with a balance of $2.4 million was transferred to foreclosed real estate during the quarter, net of its loss allowance of $1.0 million, which was charged-off.

Year-to-date, the provision for loan loss was $8.8 million in 2009 compared to $1.4 million in 2008.   In addition to the developments described above, during the first quarter of 2009 Bank Mutual recorded a $576,000 loss provision on an apartment complex for which the Bank Mutual accepted a deed in lieu of foreclosure, as well as $466,000 in loss provisions on a number of smaller commercial real estate and commercial business loans.  Finally, during the first quarter of 2009 Bank Mutual recorded $600,000 in additional loss provision to reflect management’s general concerns regarding continued deterioration in economic conditions and declines in real estate values.

Gains (losses) on investment activities for the nine months ended September 30, 2009, were $6.2 million compared to $(3.4) million during the same period in 2008.  Gains (losses) on investment activities were $3.5 in the third quarter of 2009 compared to $(3.8) million in the third quarter of last year.  Results for the year-to-date periods include $831,000 and $4.5 million, respectively, in other-than-temporary impairment (“OTTI”) charges related to one of Bank Mutual’s mutual fund investments.   This mutual fund invests primarily in mortgage-related securities,  none of which are secured by sub-prime mortgages, but a portion of which are secured by interest-only mortgages, option-payment mortgages, and other “Alt-A” mortgages.  Bank Mutual has recorded a total of $8.7 million in impairment charges on this mutual fund since the fourth quarter of 2007, of which $2.3 million was recorded in the third quarter of 2008.  As a result of an increase in the fair value of this mutual fund, an additional impairment was not recorded in the third quarter of 2009.  Given the significant uncertainty and illiquidity that exists in the markets for investments secured by these types of loans, Bank Mutual may be required to record future impairment charges against this investment, although there can be no assurances.  This investment had a carrying value of $21.7 million at September 30, 2009, which includes an unrealized gain of $831,000 based on the mutual fund’s fair value as of that date.   This unrealized gain was recorded in accumulated other comprehensive income (net of related taxes), which is a component of shareholders’ equity.

Also included in gains (losses) on investment activities in the third quarter of the previous year was a $1.4 million impairment loss associated with Bank Mutual’s investment in the common stock of the Federal Home Loan Mortgage Corporation (“Freddie Mac”), which was placed in conservatorship by the U.S. government during that period.  This loss represented the entire recorded book value of the investment.

Excluding the OTTI and Freddie Mac losses described in the previous paragraphs, gains on investment activities were $7.1 million in during the nine months ended September 30, 2009, compared to $2.5 million in the same period of 2008.  During the nine months ended September 30, 2009, Bank Mutual sold $492.1 million in longer-term mortgage-related and certain other securities, the proceeds of which were reinvested primarily in adjustable-rate government agency mortgage-backed securities (“MBSs”) and other medium-term government agency securities.  Management considered these actions to be prudent in light of its expectations that interest rates may trend higher in the future.   Gains on investment activities during the same period in 2008 resulted from the sale of $208.4 million in mortgage-related securities in that period.

Gains on sales of loans increased by $6.3 million or 413% during the nine months ended September 30, 2009, compared to the same period in 2008.   During the third quarter of 2009, gains on loan sales increased to $1.0 million compared to only $171,000 in the same quarter last year.  During the nine months ended September 30, 2009, sales of one- to four-family mortgage loans were $493.2 million compared to $115.6 million during the same period of 2008.  Sales increased substantially in 2009 as a result of a historically low interest rate environment earlier in the year that encouraged many borrowers to refinance higher-rate loans into loans at lower rates.  In addition, adjustable-rate borrowers were incented to refinance their loans into fixed-rate loans.  The pace of loans sales slowed during the third quarter of 2009 compared to earlier in the year due to a generally higher interest rate environment.  Nevertheless, the pace was still well ahead of sales in the same period of the prior year.    However, lower rates near the end of the third quarter and early in the fourth quarter of 2009 have resulted in increased loan origination and sales activity in recent weeks.

For reasons discussed in the previous paragraph, Bank Mutual’s one- to four-family mortgage loan originations were $543.8 million during the first nine months of 2009, compared to $157.5 million during the same period in 2008.   Most of these originations were fixed-rate mortgages.  Bank Mutual’s policy is to sell substantially all of its fixed-rate, one- to four-family mortgage loan originations in the secondary market.

Loan-related fees and servicing revenue was $(263,000) during the nine months ended September 30, 2009, compared to $546,000 in the same period of 2008.  For the third quarter, loan related fees and servicing revenue was $53,000 in 2009 compared to $277,000 in 2008.  Low interest rate environments typically cause an increase in actual mortgage loan prepayment activity, which generally results in an increase in the amortization of mortgage servicing rights (“MSRs”).  During the nine months ended September 30, 2009 and 2008, MSR amortization expense, which is netted against loan-related fees and servicing revenue, was $2.4 million and $1.2 million, respectively.  The amortization expense for the third quarter of each year was $493,000 and $309,000, respectively.   Loan-related fees and servicing revenue is also impacted by changes in the valuation allowance that is established against MSRs.   As of September 30, 2009, Bank Mutual had a valuation allowance of $508,000 against MSRs with a gross book value of $7.0 million.   This compared to an allowance of $369,000 against a gross book value of $6.7 million at June 30, 2009, and an allowance of $822,000 against a gross book value of $4.5 million as of December 31, 2008.  Bank Mutual included the increase or decrease in this valuation allowance in loan-related fees and servicing revenue as a charge or a recovery, as the case may be, in the period in which the changes occurred.   There were no changes in the MSR valuation allowance during the three- and nine-month periods of 2008.

The valuation of MSRs, as well as the periodic amortization of MSRs, is significantly influenced by the level of market interest rates and loan prepayments.  If market interest rates for one- to four-family loans increase and/or actual or expected loan prepayment expectations decrease in future periods, Bank Mutual could recover all or a portion of its previously established allowance on MSRs, as well as record reduced levels of MSR amortization expense.  Alternatively, if interest rates decrease and/or prepayment expectations increase, Bank Mutual could potentially record charges to earnings related to increases in the valuation allowance on its MSRs.  In addition, amortization expense could remain elevated due to likely increases in loan prepayment activity.

As of September 30, 2009, Bank Mutual serviced $963.9 million in loans for third-party investors compared to $728.4 million at December 31, 2008.  This increase was a result of the substantial increase in one- to four-family loans originated and sold in the secondary market, as previously described.

Service charges on deposits declined by $93,000 or 5.2% and $212,000 or 4.3% during the three- and nine-month periods ended September 30, 2009, compared to the same periods in 2008, respectively.   These declines are due primarily to a decrease in overdraft charges and ATM/debit card fees in 2009 relative to 2008.  Management believes these declines are due to the current recession, which has resulted in reduced spending by consumers in general, including deposit customers of Bank Mutual.

Other non-interest income declined by $584,000 or 10.7% during the nine months ended September 30, 2009, compared to the same period in 2008.  Other non-interest income declined by $32,000 or 1.8% during the three months ended September 30, 2009, compared to the same period in 2008.  These declines were primarily attributable to a decrease in earnings from Bank Mutual’s investment in bank-owned life insurance (“BOLI”), the yield on which has been adversely impacted by a lower interest rate environment since last year.  In addition, Bank Mutual has experienced a modest increase in losses on disposition of foreclosed real estate in 2009, which is included as a component of other non-interest income.

Total non-interest expense increased by $4.4 million or 9.3% during the nine months ended September 30, 2009, compared to the same period in 2008.  The increase between the three month periods in these years was $709,000 or 4.4%.  Results for the nine month period in 2009 included the impact of higher FDIC deposit insurance premiums.   Beginning in the current year the FDIC raised its regular premium rates for all financial institutions by a substantial amount.  As a result, Bank Mutual’s regular deposit premium expense increased from $241,000 in the first nine months of 2008 to $2.1 million in the same period in 2009; this expense increased from $118,000 during the third quarter of 2008 to $934,000 during the same quarter in 2009.    FDIC premium expense in 2009 also included a $1.6 million non-recurring special assessment from the FDIC, as previously noted.  This special assessment was charged to all FDIC-insured financial institutions in the second quarter of 2009.  In Bank Mutual’s case, the assessment was 0.05% of total assets less Tier 1 capital at June 30, 2009.

On September 29, 2009, the FDIC announced a proposal to require insured financial institutions to prepay in the fourth quarter of 2009 their estimated FDIC deposit insurance premiums through 2012.  If this proposal is adopted in its present form, Bank Mutual estimates that it would be required to pay the FDIC approximately $12.7 million in the fourth quarter of 2009.  This amount would be amortized as deposit insurance expense on a quarterly basis through 2012 and would be in lieu of the regular quarterly payments that would be otherwise required from Bank Mutual.  As such, the proposal is not expected to have a material impact on the future operating results, financial condition, or liquidity position of Bank Mutual.

Excluding FDIC deposit premiums and the special assessment, all other non-interest expenses for the nine month period in 2009 increased by $1.0 million or 2.1% in the aggregate compared to the same period in 2008.   This increase was due to normal annual merit increases in employee compensation, an increase in the number of personnel employed by Bank Mutual, and an increase in expenses associated with increased residential loan production, as previously discussed.  Also contributing was an increase in expenses related to an additional Bank Mutual office that was opened in the second quarter of 2008.  These developments were offset in part by slightly lower expenditures for legal and professional fees and marketing and advertising, which are included as components of other non-interest expense.

Income tax expense was $5.0 million during the nine months ended September 30, 2009, compared to $5.2 million in the same period of 2008.  For the quarter periods, income tax expense was $772,000 in 2009 compared to $645,000 in 2008.  In the first quarter of 2009 Bank Mutual recorded a $1.8 million tax benefit related to the elimination of a valuation allowance it had established against a deferred tax asset in prior years.   The deferred tax asset related to Wisconsin net operating loss carryovers for which management was previously unable to determine whether it was more likely than not that the tax benefits would be realized in future periods.   In the first quarter of 2009 Wisconsin law was amended from a system that taxed each affiliated entity separately to a form of combined reporting.  As a result of this change, management determined that Bank Mutual’s Wisconsin net operating losses that had not been recognized in prior periods would be realizable, resulting in a one-time tax benefit of $1.8 million in the first quarter of 2009.

Excluding the impact of the one-time tax benefit described in the previous paragraph, Bank Mutual’s income tax expense for the nine months ended September 30, 2009, would have been $6.8 million.  This amount represented an effective tax rate (“ETR”) of 39.4% compared to 32.2% in the same period last year.   This increase was caused by the amendment of the Wisconsin law described above, which became effective January 1, 2009.  Prior to this amendment, the state of Wisconsin imposed a corporate franchise tax on the separate taxable incomes of the members of Bank Mutual’s consolidated income tax group, excluding its out-of-state investment subsidiaries.   However, beginning January 1, 2009, Bank Mutual's consolidated income tax group is subject to combined reporting, which results in Wisconsin taxes being imposed on the earnings of its out-of-state investment subsidiaries.  Accordingly, Bank Mutual’s ETR increased relative to prior periods.

As previously discussed, originations of one- to four-family mortgage loans increased significantly during the nine months ended September 30, 2009.  Despite this development, Bank Mutual’s portfolio of one- to four-family loans declined from $881.3 million at December 31, 2008, to $698.1 million at September 30, 2009.  This decline was caused by increased refinancing of adjustable-rate mortgage loans by borrowers (which Bank Mutual typically retains in portfolio) into fixed-rate mortgage loans (which Bank Mutual generally sells in the secondary market).   In light of recent declines in market interest rates for mortgage loans, Bank Mutual expects this trend to continue in the near term, although there can be no assurances.

Multi-family and commercial real estate mortgage loan originations were $31.6 million in the aggregate during the nine months ended September 30, 2009, compared to $170.5 million during the same period in 2008.  In addition, commercial business loan originations for the first nine months of 2009 were $29.2 million compared to $29.3 million for the same period in 2008.  Although Bank Mutual continues to emphasize originations of these types of loans, originations have declined in recent periods due to a general deterioration in economic conditions, as well as Bank Mutual’s conservative underwriting standards.   Primarily as a result of lower origination activity, Bank Mutual’s aggregate portfolio of multi-family and commercial real estate mortgage loans declined from $466.3 million at December 31, 2008, to $455.6 million at September 30, 2009.  Furthermore, its portfolio of construction and development loans declined by $33.8 million or 21.3%.  Bank Mutual’s portfolio of commercial business loans decreased modestly, from $49.6 million to $49.4 million during the nine months ended September 30, 2009.

Consumer loan originations, including fixed-term home equity loans and lines of credit, were $58.8 million for the first nine months of 2009 compared to $85.1 million during the same time-frame in 2008.  Lower origination activity in 2009 was primarily the result of declining demand due to slower economic growth, as well as smaller increases, or even decreases, in home values, which has had a negative impact on homeowners’ equity.   This reduced origination activity resulted in a decline in Bank Mutual’s consumer loan portfolio from $338.1 million at December 31, 2008, to $286.0 million at September 30, 2009.   Also contributing to this decline was a historically low interest rate environment which encouraged many borrowers to refinance their home equity loans or lines of credit and other consumer loans into first mortgage loans during the period.  Many of these borrowers reestablished home equity lines of credit with Bank Mutual in accordance with its established lending standards, but had not drawn substantial amounts on these lines as of the end of the third quarter.

In light of current economic conditions and recent loan origination activity, management expects growth in all categories of Bank Mutual’s loan portfolio to be slow or negative in the near term, although there can be no assurances.

Bank Mutual’s available-for-sale securities portfolio increased by $222.1 million or 17.5% in the aggregate during the nine months ended September 30, 2009.  This increase was primarily caused by the purchase of $1.3 billion in securities consisting principally of adjustable-rate government agency MBSs and other medium-term government agency securities.   These purchases were offset in part by $492.1 million in sales of long-term, fixed-rate MBSs and certain other securities, as previously described, as well as $316.9 million in securities that were called by their issuers during the period.  In addition, Bank Mutual’s mortgage-related securities portfolio experienced an increase in prepayment activity during the period due to lower interest rates.

Bank Mutual classifies all of its securities as available-for-sale.  Changes in the fair value of such securities are recorded through accumulated other comprehensive loss (net of deferred income taxes), which is a component of shareholders’ equity.  During the nine months ended September 30, 2009, the fair value adjustment on Bank Mutual’s available-for-sale securities improved from a net unrealized loss of $19.7 million at December 31, 2008, to a net unrealized gain of $803,000 at September 30, 2009.   This improvement was due in part to an increase in the fair value of Bank Mutual’s portfolio of private-label collateralized mortgage obligations (“CMOs”).    At September 30, 2009, Bank Mutual’s portfolio of private-label CMOs had a carrying value of $118.0 million, which was net of unrealized losses of $10.9 million.  These amounts compared to a carrying value of $128.6 million at December 31, 2008, net of unrealized losses of $29.1 million.   Bank Mutual’s private-label CMOs were originally purchased from 2004 to early 2006 and are generally secured by prime residential mortgage loans.  These securities were all rated “triple-A” by various credit rating agencies at the time of their original purchase.  However, in recent periods, a portion of the portfolio with a carrying value of $33.4 million was downgraded to less than “triple-B” or “investment grade” by one or more of the rating agencies.  Although the fair value of Bank Mutual’s private-label CMOs improved since December 31, 2008, the market for these securities has remained depressed in response to stress and illiquidity in the financial markets and a general deterioration in economic conditions.    Although mindful of these developments, management has determined that it is unlikely at this time that Bank Mutual will not collect all amounts due according to the contractual terms of these securities.  As such, management has determined that none of Bank Mutual’s private-label CMOs are other-than-temporarily impaired as of September 30, 2009.  However, collection is subject to numerous factors outside of Bank Mutual’s control and a future determination of OTTI could result in significant losses being recorded through earnings in future periods.

Other assets were $332.9 million at September 30, 2009, compared to $200.6 million at December 31, 2008.  Substantially all of this increase was caused by receivables from securities brokers for securities sold in September that settle in October.

Deposit liabilities decreased $42.7 million or 2.0% during the nine months ended September 30, 2009, to $2.09 billion compared to $2.13 billion at December 31, 2008.  Within the deposit liability portfolio, most of this decline was attributable to certificates of deposit.  Core deposits, consisting of checking, savings, and money market accounts, increased slightly during the period.   As previously described, Bank Mutual has reduced the rates it offers on its certificates of deposit and certain other deposit accounts in recent periods in an effort to manage its overall liquidity.   As a result of these efforts, the weighted average cost of deposits declined by 63 basis points during the nine months ended September 30, 2009.

Borrowings, which consist of advances from the Federal Home Loan Bank (“FHLB”) of Chicago, remained substantially unchanged from December 31, 2008, to September 30, 2009.  As of the end of the most recent quarter substantially all of Bank Mutual's FHLB advances were subject to significant prepayment penalties if repaid prior to their stated maturity.

Other liabilities were $129.9 million at September 30, 2009, compared to $49.0 million at December 31, 2008.  Substantially all of this increase was caused by payables to securities brokers for securities purchased in September that settle in October.

Bank Mutual’s ratio of shareholders’ equity to total assets was 11.38% at September 30, 2009, compared to 11.45% at December 31, 2008, and 11.39% at September 30, 2008.  During 2009 the positive effects of Bank Mutual’s earnings and a decline in its accumulated other comprehensive loss was partially offset by dividend payments and stock repurchases, resulting in a $5.5 million or 1.4% increase in shareholders’ equity during the nine months ended September 30, 2009.

Bank Mutual’s subsidiary bank is “well capitalized” for regulatory capital purposes.  As of June 30, 2009 (the last date for which information was available prior to this release), the Bank’s total risk-based capital ratio was 21.1% and its Tier 1 capital ratio was 10.0%.  The minimum percentages to be “adequately capitalized” under current supervisory regulations are 8% and 4%, respectively.  The minimums to be “well capitalized” are 10% and 5%, respectively.

Bank Mutual has paid 35 consecutive quarterly cash dividends since its initial stock offering in November 2000.  Cash dividends paid in the third quarters of 2009 and 2008 were $0.09 per share in each period.   Dividends paid for the nine months ended September 30, 2009 and 2008, were $0.27 per share in each period.  While Bank Mutual’s capital remains strong, regulators’ and lawmakers’ increasing focus on capital levels of financial institutions may affect required capital levels and/or the percentage of income which an institution may use for dividends or share repurchases in the future; therefore, Bank Mutual cannot provide assurance as to the continuing level (if any) of dividend payments and/or share repurchases.

Book value per share of Bank Mutual’s common stock was $8.70 at September 30, 2009, compared to $8.38 at December 31, 2008.  This increase was primarily due to Bank Mutual’s quarterly earnings and a decline in accumulated other comprehensive loss.  The impact of these developments on book value per share was partially offset by stock repurchases and the dividends Bank Mutual paid to shareholders during the period.

During the nine months ended September 30, 2009, Bank Mutual’s non-performing loans increased by $353,000 or 1.1%.  Compared to June 30, 2009, however, non-performing loans decreased by $2.8 million or 7.8%.  During the third quarter Bank Mutual transferred to foreclosed real estate a completed condominium project that formerly secured a $9.1 million loan and a retail shopping center that formerly secured a $2.4 million loan.  As previously described, these transfers were reduced by loss allowances of $3.4 million and $1.0 million that had been established against these loans, respectively.    Earlier in the year Bank Mutual also accepted deeds in lieu of foreclosure on two other large loans and transferred the related collateral to foreclosed real estate.   Total foreclosed real estate, which is a component of other assets, was $16.4 million at September 30, 2009, compared to $9.9 million at June 30, 2009, and $4.8 million at December 31, 2008.

During the third quarter a $4.5 million loan secured by a multi-tenant office building defaulted and was determined to be collateral dependant.  A $1.9 million allowance for loan loss was established against this loan, as previously described.  Bank Mutual is proceeding with foreclosure on this loan.  Also during the third quarter a $2.2 million loan secured by a retail shopping center and a $1.1 million loan secured by partially developed land defaulted and were placed on non-accrual.  Bank Mutual continues to work with these borrowers and does not believe that a loss is probable on these loans at this time, although there can be no assurances.

Included in non-performing loans at both September 30, 2009, and June 30, 2009, was a $2.4 million loan secured by developed and vacant land, a $2.0 million loan secured by a multi-tenant office showroom, and a $837,000 loan secured by a single-tenant office building.    Bank Mutual has determined that these loans are collateral dependent and has established loss allowances of $500,000, $816,000, and $565,000, respectively, against these loans.  The $500,000 was established in a prior period, whereas the latter two were established in the third quarter of 2009 as part of the $2.3 million provision for loan loss described in an earlier paragraph.

Bank Mutual’s non-performing loans were 2.14% of loans receivable as of September 30, 2009, compared to 2.23% at June 30, 2009, and 1.81% as of December 31, 2008.  The ratios of non-performing assets to total assets were 1.40%, 1.34%, and 1.08% as of these same dates, respectively.

Bank Mutual’s allowance for loan losses increased to $13.7 million or 0.88% of total loans at September 30, 2009, compared to $13.4 million or 0.82% at June 30, 2009, and $12.2 million or 0.67% at December 31, 2008.  As a percent of non-performing loans, Bank Mutual’s allowance for loan losses was 41.1% at September 30, 2009, compared to 36.9% at both June 30, 2009, and December 31, 2008.  The dollar increase in the allowance was caused by the additional loss allowances that were established in the 2009 periods, as described elsewhere in this release.   Also contributing was an addition to the allowance earlier in the year that reflected management’s general concerns related to continued deterioration in economic conditions and declines in real estate values, as previously mentioned.  These developments were offset in part by the specific loan charge-offs described elsewhere in this release.  In addition, Bank Mutual has experienced an increase in loan charge-off activity in recent periods related to its portfolio of residential and consumer loans due to the current economic recession.  Management believes the allowance for loan losses is adequate to cover probable and estimable losses in Bank Mutual’s loan portfolio as of September 30, 2009.  However, future increases to the allowance may be necessary and results of operations could be adversely affected if future conditions differ substantially from the assumptions used by management to determine the allowance for loan losses as of the end of the period.

Bank Mutual Corporation is the fifth largest financial institution holding company headquartered in the state of Wisconsin and its stock is quoted on The NASDAQ Global Select Market under the symbol “BKMU”.  Its subsidiary bank, Bank Mutual, operates 78 banking locations in the state of Wisconsin and one in Minnesota.
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Outlook

The preceding paragraphs, as well as the following paragraphs, contain forward looking statements; please refer to “Cautionary Statements” below.  Bank Mutual Corporation’s management has identified a number of factors which may affect the company’s financial condition and results of operations in the near term.  In addition to those discussed above, these factors are as follows:

•
The recent decline in real estate markets and general economic conditions may continue. If that is the case, there are a number of effects that Bank Mutual, like other financial institutions, would likely experience.

•	Loan originations could continue to fluctuate from period to period, along with related interest and fee income.
•
Although real estate values in Wisconsin have not been impacted as negatively as certain other regions of the United States, continued declines in the value of real estate could negatively affect mortgage and home equity loan originations, refinancings, and prepayments.

•
A continued decline in real estate values could also affect the value of the collateral securing Bank Mutual’s mortgage loans.  A decrease in value could, in turn, lead to increased losses on loans in the event of foreclosures, which would affect the provisions for loan losses and profitability.

•
A continued slowdown in the economy may affect borrowers’ ability to repay their loan obligations, which could lead to increased non-performing loans, loan charge-offs, and loan loss provisions and/or reduced income.

•
If customer demand for real estate and other loans continues to decline, Bank Mutual’s profits may decrease because alternative investments, primarily investments and mortgage-related securities, generally yield less than Bank Mutual’s own originations of real estate loans.

•	The current difficulties in real estate markets may also affect the liquidity and/or value of mortgage-related investments such as MBSs and CMOs.

•
The well-publicized liquidity crisis in the world credit markets may continue.  If this occurs, there are a number of effects that Bank Mutual, like other financial institutions, would likely experience.

•	The fair value of its available-for-sale securities may continue to fluctuate with corresponding impacts on other comprehensive income and/or net income.
•
In the event Bank Mutual wishes to sell financial assets, its ability to sell such assets and the prices it could receive for such assets, could adversely affect its liquidity, financial position, and earnings.

•	The rates Bank Mutual receives on short-term or variable-rate investments and the rates it pays on short-term or variable-rate borrowings may fluctuate dramatically.
•	Acceptable investment opportunities may be limited given Bank Mutual’s desire to actively manage its exposure to credit and/or counter-party risks.
•	Bank Mutual’s access to borrowing sources to fund loan originations, investment purchases, and operations may be adversely impacted.

•
The current credit market and economic crisis has led to the adoption of significant legislation and regulatory actions in recent months, which are expected to affect financial institutions and holding companies such as Bank Mutual in a far reaching manner, including in ways which cannot yet be fully determined.  Additional legislation may be forthcoming.  Changes resulting from this legislation, regulatory actions, and/or other reactions to the crisis could have an adverse impact on the financial condition and/or results of operations of Bank Mutual.

•
Banking regulators and lawmakers have become increasingly concerned with the levels of capital adequacy of financial institutions.  Even though Bank Mutual exceeds all current regulatory standards and believes that it is well capitalized, the regulators’ interpretation and enforcement of existing and new requirements may in the future affect the level of capital required to be maintained by Bank Mutual and/or the percentage of income that may be used for dividends or share repurchases.  Bank Mutual’s ability to pay dividends at existing levels and/or repurchase additional shares may be affected by these actions.

•
The FDIC recently substantially increased regular premiums to financial institutions for deposit insurance, imposed a substantial special assessment on financial institutions in the second quarter of 2009, and recently proposed a substantial prepayment of insurance premiums that would normally be paid in the future.  There may also be further increases in the FDIC premium rates and there may be additional special assessments in the future, either as a result of changes in law or to respond to losses in the FDIC's insurance fund.  Any such increases or special assessments would affect Bank Mutual’s results of operations in future periods.

•
The current economic turmoil has increased the potential for federal or state governments to legislate foreclosure forbearance, forced loan modifications, or “cram downs” of losses to lenders in bankruptcy proceedings.  Such efforts could lead to increased loan charge-offs or loan loss provisions and/or reduced income.  These efforts could also have an adverse impact on the value of certain mortgage-related securities not guaranteed by the FHLMC, FNMA, and GNMA, such as the private-label CMOs owned by Bank Mutual.

•
Bank Mutual will continue to further emphasize commercial real estate and commercial business loans, both of which can present a higher risk than residential mortgages.  However, market conditions and other factors may continue to negatively affect Bank Mutual’s ability to increase its loan portfolio with these types of loans, and a weak economy could increase the risk that borrowers will not be able to repay these loans.

•
Like many Wisconsin financial institutions, Bank Mutual has non-Wisconsin subsidiaries that hold and manage investment assets, the income from which was not subject to Wisconsin tax prior to 2009.  The Wisconsin Department of Revenue previously instituted an examination program specifically aimed at financial institutions’ out-of-state investment subsidiaries.  This examination program has not been concluded, is not being actively pursued, and the Department has not asserted a claim against Bank Mutual or its subsidiaries.  Depending upon the terms and circumstances, an adverse resolution of these matters could result in additional Wisconsin tax obligations for prior periods, which could have a substantial negative impact on Bank Mutual’s earnings in the period of the resolution.  Although Bank Mutual believes it has reported income and paid Wisconsin taxes in prior periods in accordance with applicable legal requirements and the Department’s long-standing interpretations of them, Bank Mutual’s position may not prevail in court or other actions may occur which give rise to liabilities.  Bank Mutual may also incur further costs in the future to address and defend these issues.

*  *  *
Cautionary Statements

The discussions in this earnings release contain various forward-looking statements concerning Bank Mutual’s prospects that are based on the current expectations and beliefs of management.   Forward-looking statements may contain words such as "anticipate," "believe," "estimate," "expect," "objective," "projection" and similar expressions or use of verbs in the future tense, are intended to identify forward-looking statements, and any discussions of periods after the date for which this report is filed, are also forward-looking statements.  The statements contained herein and such future statements involve or may involve certain assumptions, risks and uncertainties, many of which are beyond Bank Mutual’s control, that could cause its actual results and performance to differ materially from what is expected.  In addition to the assumptions and other factors referenced specifically in connection with such statements, the following factors could impact the business and financial prospects of Bank Mutual: general economic conditions, including the significant instability of credit, lending, and financial markets; declines in the real estate market, which could affect both collateral values and loan activity; negative developments affecting particular borrowers, which could adversely impact loan repayments and collection; negative developments affecting particular investment and mortgage-related securities, which could adversely impact the fair value and/or cash flows from such securities; legislative and regulatory initiatives, including action taken, or that may be taken, in response to the current financial market crisis and/or which could negatively affect the rights of creditors; monetary and fiscal policies of the federal government; increased competition and/or disintermediation within the financial services industry; the effects of further regulation and consolidation within the financial services industry; changes in tax rates, deductions, and/or policies; changes in deposit flows; changes in the cost of funds; fluctuations in general market rates of interest and/or yields or rates on competing loans, investments, and sources of funds; demand for loan or deposit products; demand for other financial services; changes in accounting policies or guidelines; natural disasters, acts of terrorism, or developments in the war on terrorism; the factors discussed in “Outlook,” above; and other factors discussed in Bank Mutual’s filings with the Securities and Exchange Commission, particularly in Item 1A, “Risk Factors,” of Bank Mutual Corporation’s 2008 Annual Report on Form 10-K and its June 30, 2009, Quarterly Report on Form 10-Q.

Bank Mutual Corporation and Subsidiaries
Unaudited Consolidated Statements of Financial Condition

	September 30	December 31
	2009	2008
	(Dollars in thousands, except per share data)
ASSETS
Cash and due from banks	$25,560	$41,017
Interest-earning deposits	67,774	71,876
Cash and cash equivalents	93,334	112,893
Securities available-for-sale, at fair value:
Investment securities	616,932	419,138
Mortgage-related securities	875,138	850,867
Loans held for sale	18,194	19,030
Loans receivable, net	1,563,951	1,829,053
Goodwill	52,570	52,570
Other intangible assets	1,505	1,809
Mortgage servicing rights, net	6,457	3,703
Other assets	332,868	200,626

Total assets	$3,560,949	$3,489,689

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposit liabilities	$2,085,589	$2,128,277
Borrowings	907,232	907,971
Advance payments by borrowers for taxes and insurance	30,237	1,929
Other liabilities	129,876	48,977
Total liabilities	3,152,934	3,087,154
Shareholders' equity:
Preferred stock - $.01 par value:
Authorized - 20,000,000 shares in 2009 and 2008
Issued and outstanding - none in 2009 and 2008	-	-
Common stock - $.01 per value:
Authorized - 200,000,000 shares in 2009 and 2008
Issued - 78,783,849 shares in 2009 and 2008
Outstanding - 46,577,454 in 2009 and 47,686,759 in 2008	788	788
Additional paid-in capital	499,533	498,501
Retained earnings	273,405	273,826
Unearned ESOP shares	(572)	(1,247)
Accumulated other comprehensive loss	(3,145)	(16,404)
Treasury stock - 32,206,395 in 2009 and 31,097,090 in 2008	(364,918)	(355,853)
Total shareholders' equity	405,091	399,611
Non-controlling interest in real estate partnership	2,924	2,924
Total shareholders' equity including non-controlling interest	408,015	402,535

Total liabilities and shareholders' equity	$3,560,949	$3,489,689

1

Bank Mutual Corporation and Subsidiaries
Unaudited Consolidated Statements of Income

	Three Months Ended September 30		Nine Months Ended September 30
	2009	2008	2009	2008
	(Dollars in thousands, except per share data)
Interest income:
Loans	$22,726	$27,721	$73,497	$86,188
Investment securities	3,708	4,794	13,466	10,445
Mortgage-related securities	9,289	10,787	29,839	34,830
Interest-earning deposits	4	923	77	2,105
Total interest income	35,727	44,225	116,879	133,568
Interest expense:
Deposits	10,524	15,710	35,158	50,258
Borrowings	9,876	9,927	29,332	29,592
Advance payment by borrowers for taxes and insurance	3	6	7	12
Total interest expense	20,403	25,643	64,497	79,862
Net interest income	15,324	18,582	52,382	53,706
Provision for loan losses	5,189	1,135	8,822	1,358
Net interest income after provision for loan losses	10,135	17,447	43,560	52,348
Non-interest income:
Service charges on deposits	1,700	1,793	4,756	4,968
Brokerage and insurance commissions	552	604	2,070	2,111
Loan-related fees and servicing revenue, net	53	277	(263)	546
Gain (loss) on investments, net	3,547	(3,757)	6,219	(3,406)
Gain on loan sales activities, net	1,038	171	7,800	1,521
Other non-interest income	1,723	1,755	4,868	5,452
Total non-interest income	8,613	843	25,450	11,192
Non-interest expense:
Compensation, payroll taxes, and other employee benefits	9,903	9,767	30,267	28,644
Occupancy and equipment	2,864	2,863	8,946	8,717
Federal insurance premiums and special assessment	934	118	3,660	241
Amortization of other intangible assets	102	165	304	496
Other non-interest expense	2,928	3,109	8,589	9,251
Total non-interest expense	16,731	16,022	51,766	47,349
Income before income tax expense	2,017	2,268	17,244	16,191
Income tax expense	772	645	4,994	5,227
Net income	$1,245	$1,623	$12,250	$10,964

Per share data:
Earnings per share-basic	$0.03	$0.03	$0.26	$0.23
Earnings per share-diluted	$0.03	$0.03	$0.26	$0.23
Cash dividends paid	$0.09	$0.09	$0.27	$0.27

2

Bank Mutual Corporation and Subsidiaries
Supplemental Financial Information (Unaudited)
(Dollars in thousands, except per share amounts and ratios)

	Three Months Ended September 30		Nine Months Ended September 30
Loan Originations and Sales	2009	2008	2009	2008
Mortgage loans
One- to four-family	$86,294	$31,508	$543,808	$157,528
Multi-family	1,023	35,385	7,341	71,897
Commercial real estate	3,959	32,378	24,299	98,636
Total mortgage loans	91,276	99,271	575,448	328,061
Consumer loans	20,387	30,828	58,776	85,068
Commercial business loans	10,152	7,566	29,150	29,255
Total loans originated	121,815	137,665	663,374	442,384
Mortgage loans purchased	-	8,179	2,658	19,502
Total loans originated and purchased	$121,815	$145,844	$666,032	$461,886

Mortgage loan sales	$78,120	$17,182	$493,204	$115,619

	September 30	December 31
Loan Portfolio Analysis	2009	2008
Mortgage loans:
One- to four-family	$698,082	$881,288
Multi-family	189,635	190,497
Commercial real estate	265,927	275,802
Construction and development	125,342	159,169
Total mortgage loans	1,278,986	1,506,756
Consumer loans	285,976	338,073
Commercial business loans	49,351	49,623
Total loans receivable	1,614,313	1,894,452
Deductions to gross loans	50,362	65,399
Total loans receivable, net	$1,563,951	$1,829,053

3

Bank Mutual Corporation and Subsidiaries
Supplemental Financial Information (Unaudited) (continued)
(Dollars in thousands, except per share amounts and ratios)

	September 30	December 31
Asset Quality	2009	2008
Non-accrual mortgage loans
Mortgage loans:
One- to four-family	$11,552	$8,185
Multi-family	810	13,255
Commercial real estate	17,916	8,420
Construction and development loans	-	-
Total mortgage loans	30,278	29,860
Non-accrual consumer loans:
Secured by real estate	1,321	759
Other consumer loans	148	400
Total non-accrual consumer loans	1,469	1,159
Non-accrual commercial business loans	789	1,494
Total non-accrual loans	32,536	32,513
Accruing loans delinquent 90 days or more	906	576
Total non-performing loans	33,442	33,089
Foreclosed properties and repossessed assets	16,339	4,768
Total non-performing assets	$49,781	$37,857

Non-performing loans to loans receivable, net	2.14%	1.81%
Non-performing assets to total assets	1.40%	1.08%
Allowance for loan losses to non-performing loans	41.07%	36.89%
Allowance for loan losses to total loans	0.88%	0.67%
Net charge-offs (1)	$7,296	$1,013
Net charge-offs to average loans (annualized)	0.56%	0.05%
Allowance for loan losses	$13,734	$12,208

(1) For the nine- and twelve-month periods ended on the dates shown.

	September 30	December 31
Deposit Liabilities Analysis	2009	2008
Non-interest-bearing checking	$87,222	$89,106
Interest-bearing checking	182,924	180,269
Savings accounts	200,979	185,003
Money market accounts	324,348	340,631
Certificates of deposit	1,290,116	1,333,268
Total deposit liabilities	$2,085,589	$2,128,277

4

Bank Mutual Corporation and Subsidiaries
Supplemental Financial Information (Unaudited) (continued)
(Dollars in thousands, except per share amounts and ratios)

	Three Months Ended September 30		Nine Months Ended September 30
Selected Operating Ratios	2009	2008	2009	2008
Net interest margin (2)	1.89%	2.21%	2.15%	2.15%
Net interest rate spread	1.62%	1.88%	1.87%	1.79%
Return on average assets	0.14%	0.18%	0.47%	0.41%
Return on average shareholders' equity	1.23%	1.61%	4.05%	3.51%
Efficiency ratio (3)	82.05%	69.11%	72.29%	69.32%
Non-interest expense as a percent of average assets	1.93%	1.80%	1.98%	1.78%
Shareholders' equity to total assets at end of period	11.38%	11.60%	11.38%	11.60%
Tangible common equity to adjusted total assets at end of period (4)	9.86%	10.12%	9.86%	10.12%
(2)	Net interest margin is determined by dividing net interest income by average earning assets for the periods indicated.
(3)	Efficiency ratio is determined by dividing noninterest expense by the sum of net interest income and noninterest income for the periods indicated.
(4)
This is a non-GAAP disclosure. The ratio is computed as shareholders' equity less intangible assets (net of deferred taxes) divided by total assets less intangible assets (net). Intangible assets consist of goodwill, other intangible assets, and mortgage servicing rights. Deferred taxes have been established only on other intangible assets and are immaterial in amount.

	Three Months Ended September 30		Nine Months Ended September 30
Other Information	2009	2008	2009	2008
Average earning assets	$3,237,756	$3,359,402	$3,255,039	$3,324,907
Average assets	3,466,018	3,558,868	3,489,470	3,542,140
Average interest bearing liabilities	2,923,285	3,031,177	2,944,911	2,983,880
Average shareholders' equity	403,892	404,133	403,574	416,665
Average tangible shareholders' equity (5)	343,782	345,659	344,780	358,035
Weighted average number of shares outstanding:
As used in basic earnings per share	46,095,468	47,358,515	46,613,326	47,670,200
As used in diluted earnings per share	46,705,709	48,294,812	47,258,995	48,624,202
(5)	Average tangible shareholders' equity is average total shareholders' equity minus goodwill, other intangible assets, mortgage servicing rights and applicable deferred taxes.

	September 30	December 31
	2009	2008
Number of shares outstanding (net of treasury shares)	46,577,454	47,686,759
Book value per share	$8.70	$8.38

	At September 30	At December 31
Weighted Average Net Interest Rate Spread	2009	2008
Yield on loans	5.80%	5.89%
Yield on investments	3.60%	4.64%
Combined yield on loans and investments	4.71%	5.35%
Cost of deposits	1.98%	2.61%
Cost of borrowings	4.32%	4.27%
Total cost of funds	2.66%	3.10%
Interest rate spread	2.05%	2.25%

5